Exhibit 3.1.2

CHART INDUSTRIES, INC.

     CERTIFICATE OF AMENDMENT
to
CERTIFICATE OF INCORPORATION

_________________________________

     Pursuant to Section 242 of the
Delaware General Corporation Law
_________________________________

        The undersigned, Thomas F. McKee, being the Secretary of Chart Industries, Inc., a Delaware corporation (the “Corporation”), hereby certifies as follows:

        1. The name of the Corporation is Chart Industries, Inc.

        2. The amendment of the Corporation’s Restated Certificate of Incorporation (the “Certificate of Incorporation”), as hereinafter set forth, has been duly adopted in accordance with Section 242 of the Delaware General Corporation Law.

        3. The Certificate of Incorporation is hereby amended by deleting Section 1 of Article IV of the Certificate of Incorporation in its entirety and replacing such Section in its entirety with the following:

SECTION 1. Number of Authorized Shares. The total number of shares of all classes of stock that the Corporation shall have authority to issue is Sixty-One Million (61,000,000), consisting of Sixty Million (60,000,000) shares of common stock, par value $.01 per share (the “Common Stock”), and One Million (1,000,000) shares of preferred stock, par value $.01 per share (the “Preferred Stock”).

       IN WITNESS WHEREOF, the undersigned subscribes this Certificate of Amendment and affirms that the facts stated herein are true under penalties of perjury, as of this 3rd day of May, 2001.

/s/ Thomas F. McKee
Thomas F. McKee Secretary